EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 16 day of April, 2006.

BETWEEN:

GAMMACAN INTERNATIONAL INC., a corporation duly incorporated under the laws of the State of Delaware

(the "**Company**")

AND:

MR. PATRICK SCHNEGELSBERG, an individual currently residing at 100 John Street, Apt 2901, New York, 10038, NY, USA

(the "**Executive**")

WHEREAS:

A. The Company has agreed to engage the Executive to serve in the role of Chief Executive Officer (CEO) of the Company;

B. The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company, and each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
CONTRACT FOR SERVICES

1.1 Engagement of Executive. Subject to earlier termination of the Agreement as hereinafter provided, the Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof. The Executive shall perform his duties hereunder in New York, at a site agreed upon between the Executive and the Company. However, Executive acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel.

1.2 Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on April 15, 2006 (the "**Effective Date**") and shall continue until terminated by either party as provided herein (the "**Term**").

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1.3 Exclusive Service. During the Term and unless and until otherwise agreed, the Executive shall be employed on a full-time basis. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote his time, attention and best efforts to further the business and interests of the Company during the period of this Agreement, to the exclusion of all other direct or indirect engagements, except for those other engagements listed in **Schedule A** hereto or otherwise specifically and explicitly authorized and approved by the Company in advance. The Executive agrees and undertakes to inform the board of directors of the Company (the "**Board**"), immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. However, nothing in this Section 1.3 shall degrade from the Executive's obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

1.4 Duties. The Executive's services hereunder shall be provided on the basis of the following terms and conditions:

(a) reporting directly to the Board, the Executive shall serve as the CEO of the Company;

(b) the Executive shall be responsible for setting the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate capital for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the Board from time to time;

(c) the Executive shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive's capability the Executive knows to be necessary to ensure that the best interests of the Company are maintained;

(d) the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company; and

(e) the Executive shall report the results of his duties hereunder to the Company as it may request from time to time.

ARTICLE 2
COMPENSATION

2.1 Salary.

(a) As compensation for services rendered by the Executive during the Term, the Executive shall be paid an annualized salary (the "**Salary**") of US$ 200,000.

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Executive shall not be entitled to any additional pay for overtime hours. The Salary shall be paid to the Executive in accordance with the Company's general policies and procedures, but no less than once per month. Except as specifically set forth herein, the Salary includes any and all payments to which the Executive is entitled from the Company hereunder and under any applicable law, regulation or agreement.

(b) The Executive's Salary and other terms of employment shall be reviewed by the Board on the first anniversary of the Executive's employment, and thereafter will be reviewed from time to time by the Board, and may be adjusted, either upward or downward, from time to time, at the Company's sole discretion.

(c) The Company will deduct from Executive's Salary and any other amounts payable to Executive under this Agreement all applicable taxes, charges or other withholdings required by applicable law in any applicable territory, or otherwise properly authorized by Executive.

2.2 Bonuses. The Board, in consultation with the Executive, shall determine long and short term goals for the Company's performance, financing and successful execution of corporate and business strategy (the "**Objectives**"). Such Objectives shall be set forth within 30 days after the Effective Date, and thereafter on an annual basis. The Board shall consider the Executive and Company's achievement of Objectives six months after the Effective Date, and thereafter every six months, on a semi-annual basis. The Board, acting at its discretion, may grant the Executive an annual bonus of up to US$ 200,000 for achievement of the Objectives. The aforesaid shall not derogate from the Board's entitlement to grant a bonus to the Executive notwithstanding the achievement of Objectives. Notwithstanding any provision to the contrary, any grant of bonuses, and any determination whether Objectives have been achieved, shall be made subject to the sole and absolute discretion of the Board.

2.3 Options. Executive shall be entitled to participate in the employee Stock Option Plan adopted by the Company (the "**Option Plan**"), and at least to receive the following options (the "**Options**") to purchase shares of Common Stock of the Company:

(a) Option to purchase 1,400,000 shares of Common Stock, at an exercise price of US$1.29 per share, such price per share being equal to 90% of the average closing price of the Common Stock of the Company on the 30 days immediately preceding the date hereof. 25% of such options shall vest on the first anniversary of the Effective Date, so long as the Executive remains CEO of the Company. The remaining options will vest in 36 equal monthly installments, on the last date of each of the following calendar months, from and after the end of the first month thereafter so long as the Executive remains employed by the Company.

(b) The number of Options under the Option Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, reverse stock split, combination or reclassification of such Common Stock and will otherwise be subject to the terms

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of the Stock Option Agreement and the Option Plan.

(c) If the employment of the Executive terminates prior to the full vesting of the Options, for any reason whatsoever, the unvested portion of the Options shall be cancelled. Vested options will be exercisable for a period of 3 months after termination of employment.

(d) For the avoidance of doubt, the terms set forth in this Section 2.3 are in addition to any terms and conditions set forth in the Option Plan as determined by the Board, in its sole discretion, and any grant of Options pursuant to this Section 2.3 shall be subject to the Executive's execution of an option grant agreement in the usual form used by the Company.

(e) For the avoidance of doubt, Executive shall be eligible to receive future grants of stock options pursuant to the Option Plan and the Company's future Employee Stock Option Plans or similar stock-based bonus program consistent with awards granted to other senior executives and employees of the Company.

(f) Notwithstanding the provisions of paragraph (c) above, in the event that the Executive's employment is terminated by the Company without Cause (as defined in Section 5.1 below) within one year after a Change of Control event (as defined below), the Executive shall be entitled to a full acceleration of the vesting of all options previously granted to him under the Option Plan that are still unvested at such time, and they shall become immediately exercisable, and remain so for 24 months after such change of control. In addition, under said circumstances, the Executive shall be eligible to negotiate with the Board, at the sole discretion of the Board, a compensation package above and beyond and not in place of any Executive compensation described in any section of this document. Said compensation package shall be comprised of cash or cash equivalents of the Company or such entity as replaces the Company following the Change of Control event. Any disagreement with respect to the existence of Cause, in specific circumstances, for the purposes of this provision, shall be finally and exclusively resolved by the Board, and its decision shall be final and binding on the Company and the Executive. For purpose of this paragraph (f), a Change of Control event shall be deemed to have occurred when:

(i) any person or legal entity, directly or indirectly, acquires or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors of the Company; or

(ii) there occurs any merger or consolidation of the Company, in which the holders of outstanding stock of the Company entitled to vote in elections of directors of the Company immediately before such merger or consolidation hold no more than 50% of the voting power of the survivor of such merger or consolidation or its parent, or

(iii) there occurs any sale, lease or exchange of all or any substantial part of the

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consolidated assets of the Company to any other person or entity, and the Company does not own more than 50% of the voting power of the other person or entity.

2.4 Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses actually incurred by the Executive in connection with his duties, within previously approved budgets, upon submission of a monthly statement of expenses. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable. Notwithstanding the above, any expense exceeding US$ 1,000 shall require the Company's approval in advance. Expenses shall include, among others, business related travel and lodging expenses (all transcontinental flights on business class, all other flights on economy class), payments of expenses incurred when traveling abroad, and per diem payments for travel abroad not exceeding US$ 60.

2.5 Office. The Company will supply the Executive with a suitable office in New York to perform his undertakings hereunder. Such office shall include reasonable office equipment, including office furniture (desk, chair, desk light, filing cabinet), a portable computer (laptop), an external monitor, an external hard drive (backup), a printer, a fax machine, a Blackberry (or a similar device) with an accompanying world wide service plan, appropriate and dedicated internet and phone lines and subscription to a daily newspaper (the "**Office Equipment**"). The Company agrees to pay for all reasonable costs related to the acquisition, installment and maintenance of the Office Equipment. All Office Equipment shall be the property of the Company and shall be returned to the Company immediately upon the termination of this Agreement for any reason whatsoever, along with all other Company materials as described in Article 5.6 below.

2.6 Vacation. The Executive shall be entitled for 14 days of paid vacation per year, Accrued but unused vacation days can be carried over from one calendar year to the next. Upon termination, the Executive shall be paid for any accrued but unused vacation days. In addition, Executive is not required to work on Saturdays, Sundays or any day on which the New York Stock Exchange is closed for business due to the observance of a holiday, but any such day during which the Executive does in fact work (whether at the request of the Company or otherwise) shall not entitle the Executive to any additional paid vacation. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

2.7 Insurance. Executive shall be eligible to participate in a health plan, receive life and disability insurance coverage, and participate a discretionary savings plan. Each of these benefits shall be established by the Company in accordance with the Board's decisions and guidelines at Company's expenses. In addition, each of these coverages are subject to the terms and conditions set forth in the respective official plan documents.

2.8 Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be net of all amounts which the Company as employer is required to deduct or withhold from Salary or other payments to an executive in accordance with the statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions) of any applicable jurisdiction (including, without limitation, the law of the State of New York).

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ARTICLE 3
CONFIDENTIALITY

3.1 Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its subsidiaries, affiliates, associates or customers (the "**Confidential Information**"). For the purposes of this Agreement, "**Confidential Information**" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

3.2 Exceptions. The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a) is available to the public generally in the form disclosed;

(b) becomes part of the public domain through no fault of the Executive;

(c) is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

(d) is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3 Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive's employment with the Company or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "**Developments**") during the Term or at any time

thereafter during which the Executive is employed by the Company that is related to conducting research and clinical study on the use of intravenous gamma globulin as treatment for cancer shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

3.4 Protection of Developments. The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 3.3 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Executive on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Executive hereby designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney to act for and in the Executive's behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Executive.

3.5 Fiduciary Obligation. The Executive declares that the Executive's relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

3.6 Trade of Company Securities. The Executive acknowledges that the Company is a publicly traded company. Therefore, the Executive agrees not to use any Confidential Information in connection with the purchase or sale of the securities of the Company. The Executive further acknowledges that any such use would constitute a violation of securities laws.

3.7 Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 3 (Confidentiality) will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or

V. GP035

threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper without having to post a bond. Executive also agrees that in the event of his breach of these covenants, the Company shall be entitled to its reasonable costs and attorneys' fees for having to enforce the covenants set forth in this Article.

3.8 Reasonable Restrictions. The Executive agrees that all restrictions in this Article 3 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

ARTICLE 4
RESTRICTIVE COVENANTS

4.1 Non Competition. Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that directly competes with the Company, currently or at any time until the termination of the Agreement, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company's Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

4.2 No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

4.3 Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 (Restrictive Covenants) will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award

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alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper without having to post a bond. Executive also agrees that in the event of his breach of these covenants, the Company shall be entitled to its reasonable costs and attorneys' fees for having to enforce the covenants set forth in this Article.

4.4 Reasonable Restrictions. The Executive agrees that all restrictions in this Article 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

ARTICLE 5
TERMINATION

5.1 Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the death or Disability of Executive.

For the purposes of this Agreement, "**Cause**" also means that the Executive shall have:

(a) committed an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;

(b) intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c) intentionally or wrongfully disclosed any of the Confidential Information;

(d) made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e) accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(f) violated Section 3.6 herein;

(g) been convicted of a felony or misdemeanor;

(h) fundamentally breached any of the Executive's material covenants contained in this Agreement; or

(i) willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the

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Executive to cure the alleged failure or refusal.

For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed "intentional," if it was due to an error in judgment or negligence, but shall be deemed "intentional" if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

For the purposes of this Agreement, **"Disability"** shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

5.2 Severance for Termination With Cause. If the Company terminates the Executive's employment for Cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive.

5.3 Termination Without Cause. Either the Executive or the Company may terminate the Executive's employment without Cause, for any reason whatsoever, with (i) 45 days prior notice within the first year of the Executive's engagement, (ii) 90 days prior notice within the second year of the Executive's engagement, and (iii) 180 days prior written notice thereafter.

5.4 The Notice Period.

(a) During the period following the notice of termination (the **"Notice Period"**), Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company's organization of the person or persons who will assume Executive's responsibilities.

(b) This Agreement shall remain in full force and effect until the end of the Notice Period and there shall be no change in Executive's compensation terms or any of his obligations hereunder during such Notice period.

(c) Notwithstanding sub-section (b) above, during the Notice Period the Company may, at its discretion, relieve the Executive of his position, upon which Executive shall leave the Company. Such actions shall not derogate in any way or manner whatsoever from Executive's rights to receive the Salary until the end of the Notice period.

5.5 Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Section 5.

5.6 Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which "assets" include, without limitation, hardware,

V.C.P.(C.2.)5

software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

5.7 Effect of Termination. Sections 3, 4 and 5.6 hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

ARTICLE 6
MUTUAL REPRESENTATIONS

6.1 Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

6.2 The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

6.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7
ARBITRATION OF DISPUTES

Except as provided in Articles 3 and 4 above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, if timely initiated shall be settled by arbitration administered by the American Arbitration Association in accordance with its then existing employment rules, subject to the following: (a) such arbitration shall take place in the City of New York; (b) discovery in such arbitration shall be governed by the Federal Rules of Civil Procedure; (c) the agreement to arbitrate shall be enforceable under the Federal Arbitration Act; (d) the prevailing party shall be entitled to recover all relief available under the law(s) under which relief or recovery is sought available in a court of law; (e) the arbitrator's powers shall be limited to interpreting this Agreement; and (f) the arbitrator's decision in such arbitrator shall be binding and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

ARTICLE 8
WAIVER OF JURY TRIAL

In the event any controversy or claim arising out of Executive's employment or the termination of Executive's employment is found by a court of competent jurisdiction not to be subject to final and binding arbitration, Executive and the Company agree to try such claim or controversy to a court of competent jurisdiction located in the City of New York, without the use of a jury or advisory jury.

ARTICLE 9
EMPLOYABILITY

9.1 Executive affirms that he is presently not subject to a restrictive covenant or other prior agreement which would prohibit or restrict employment with the Company. Executive covenants that he will not utilize any propriety or confidential information of any prior employer during his employment with the Company.

9.2 If Executive learns or becomes aware or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Executive shall immediately notify the Company of the same.

9.3 If any action is brought against the Company involving any actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict Executive's employment by the Company or involving any use by Executive of confidential information of a prior employer, Executive covenants and agrees to indemnify and hold the Company harmless from any and all costs incurred in defending such litigation, including but not limited to court fees, attorneys' fees and disbursements, and from any and all liability, judgment or settlement assessed against the Company as a result of any breach of or interference with such restrictive covenant or other prior agreement which may prohibit or restrict Executive's employment by the Company or use of confidential information of a prior employer. The Company shall have the right in good faith to set-off and to appropriate or apply any and all indebtedness at any time held or owing by the Company to Employee to indemnify the Company pursuant to this Article. Executive will be responsible for his own legal costs and any personal liability at all times.

ARTICLE 10
NOTICES

10.1 Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a) in the case of the Company, to:

GAMMACAN INTERNATIONAL INC.
Ben Gurion 11, Givat Shmuel, Israel
Attn: Vered Caplan

V.C.

Fax: 972-3-5324038

with a copy to

Ori Rosen, Adv.
Ori Rosen & Co. Law Offices
1 Azrieli Center (round tower)
Tel Aviv 67021, Israel
Fax: 972-3-607-4701
Email: ori@rosenlaw.co.il

(b) and in the case of the Executive, to the Executive's last residence address known to the Company.

10.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 11
GENERAL

11.1 Entire Agreement. As of the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

11.2 Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

11.3 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

11.4 Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

11.5 Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

V.C. ROS

11.6 Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7 Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

11.8 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.9 Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereof to insist upon strict adherence to that term or any other term of this Employment Agreement.

11.10 Non-Disclosure. Executive agrees that he will not disclose the terms of this Employment Agreement to any third party other than his immediate family, attorneys, accountants, or other consultants or advisors or except as may be required by any governmental authority.

11.11 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

11.12 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the state of State of New York.

11.13 Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

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V. C [signature]

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

GAMMACAN INTERNATIONAL INC.

Per: ______________________

Title: CEO

____
Patrick Schnegelsberg

F:\apps\Office\10xxx\10624-002\Employment\New CEO Employment Agreement v3 [OR marked 23-3-06].doc